Exhibit 99.1

CONSENT

I, James V. Sandry, hereby consent to being named in the Registration Statement on Form S-1 (No. 333-117824) of Cambridge Display Technology, Inc. (the “Company”) as a nominee to be elected a director of the Company on or prior to the effective date of such Registration Statement.

/s/ James V. Sandry

James V. Sandry

Dated: November 23, 2004